EXHIBIT 10.2

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the “Agreement”) is made as of August 30, 2006 between SMITHFIELD FOODS, INC. (the “Company”) and JOSEPH W. LUTER, III (the “Executive”).

RECITALS:

The Board of Directors of the Company (the “Board of Directors”) recognizes that the Executive has provided outstanding management of the Company for many years. The Company acknowledges that the Executive is eligible to retire and the Company wishes to retain the continuing services of the Executive as a consultant following retirement. To accomplish this, the Compensation Committee of the Board of Directors (the “Committee”) has recommended, and the Board of Directors has approved, entering into this Agreement with the Executive. The Company and the Executive are entering into this Agreement to provide access to the Executive’s services as a consultant following the Executive’s retirement, including during a management transition period. The Executive has agreed to provide consulting services following his retirement under the terms and conditions below.

NOW, THEREFORE, in consideration of the foregoing and the mutual undertakings contained in this Agreement, the parties agree as follows:

1. Post-Employment Consulting Services. Upon his termination of employment with the Company, including by voluntary retirement, the Executive agrees to provide consulting services to the Company for a period of one (1) year (the “Consulting Period.”). With the Executive’s consent, the Company may extend the

Consulting Period annually by an additional year by providing a notice at least 30 days before the end of the Consulting Period (initially or as it may have been previously extended). The consulting services will consist of the following activities:

(a) the Executive’s cooperation with the Company in the transition of management of the Company following the Executive’s retirement,

(b) providing strategic advice on major acquisitions,

(c) providing strategic and operational advice on the execution of the corporate commodity hedging strategy, and

(d) such other special projects and activities as may be requested by the Board of Directors or the Chief Executive Officer and agreed to by the Executive, which agreement may not be unreasonably withheld by the Executive.

The Company acknowledges that the consulting services to be rendered will be done at times and in the manner as determined by the Executive. The Company also acknowledges that it is expected that the Executive will devote less than half of his available working time to the consulting services.

In addition to the consulting services, if elected as a member of the Board of Directors and as non-executive Chairman of the Board, the Executive also agrees to serve as non-executive Chairman of the Board during the Consulting Period; provided that in such event the Executive shall also be entitled to receive compensation and benefits afforded to non-employee directors under the Company’s director compensation policy as in effect from time to time.

2. Payment for Consulting Services. In exchange for the Executive providing the consulting services and, if applicable, serving as non-executive Chairman of the Board, the Company agrees to take the following actions during the Consulting Period:

(a) The Company will pay the Executive the amount of $83,333.33 per month, payable once a month in arrears.

(b) The Company will provide the Executive with an appropriate office located in proximity to his current office with appropriate furnishings and secretarial support. The Company will also provide the Executive with information technology (cell phone, blackberry or similar device, computer, etc.), information technology support and any other similar support necessary for the completion of the consulting services. The Company will reimburse the Executive for his actual, reasonable, out-of-pocket expenses incurred in connection with his provision of consulting services under this Agreement. The Executive shall submit accurate and complete supporting documents for reimbursement of such expenses and shall follow any Company policies relating thereto as in effect from time to time.

(c) The Executive will be entitled to use Company aircraft on Company business under the Company’s aircraft policies and will be entitled to personal use of Company aircraft based on the Company policies for personal use by senior executives as in effect from time to time; provided, however, that the Executive will be required to reimburse the Company promptly for the incremental cost to the Company of such personal use.

(d) The Company shall make available to the Executive coverage that is comparable to the coverage provided to Executive under the Company’s health care plan immediately prior to his retirement.

(e) The Executive will be entitled to receive cash incentive awards based on the Executive’s consulting services, if and to the extent that the Board of Directors determines that the Executive’s performance as a consultant merits payment of an incentive award.

(f) To the extent required to avoid any penalties on the Executive under Section 409A of the Code, payments to the Executive under this Agreement, and under any other agreement with the Executive, upon termination of employment shall be distributed on the later of (i) the dates specified in this Agreement or any other agreement, and (ii) six (6) months and one (1) day after the date of termination.

3. Post-Employment Noncompetition and Nonsolicitation. In exchange for the payments from the Company under Section 2, the Executive and the Company agree as follows.

(a) During the Consulting Period, the Executive agrees that he will not, without the prior written consent of the Company, engage in competition with the Company by being associated with any business entity which engages in the business of hog production, cattle feeding, or meat processing anywhere in the world where the Company has operations or sales. The Executive will be deemed to have associated with a business entity if he serves as an officer, director, consultant or in any managerial or executive position with respect to the business entity, or, directly or indirectly and whether or not for compensation, is a shareholder owning beneficially or of record more than five percent (5%) of the outstanding shares of any class of shares or other type of ownership interest in a business entity.

(b) The Executive agrees that, during the Consulting Period and for a period of two years following the termination of the Consulting Period for any reason, he will not solicit or attempt to solicit any employees or customers of the Company, or other persons or entities with or through whom the Company has done business, for the purpose of providing goods and services, or engaging in other activities, in competition with the Company. The Executive agrees that, during the Consulting Period and for a period of two years following the termination of the Consulting Period for any reason, (A) he will not solicit, aid or encourage, directly or indirectly any employees of the Company to leave the Company or work elsewhere, and (B) he will not solicit, aid or encourage, directly or indirectly, any of the Company’s customers to move their business from the Company or to place business elsewhere.

(c) If the Company determines that the Executive has violated the provisions of Section 3(a) or (b), the Company may immediately terminate all payments due to the Executive under Section 2 and the Executive shall have no further rights to any payments under Section 2.

4. Independent Contractor. The Company and the Executive intend that the Executive perform the consulting services as an independent contractor and not as an employee. Accordingly, with respect to all services covered by this Agreement, the Executive and the Company each acknowledge and agree that the Executive will not be treated as an employee for purposes of the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act, federal and state income tax withholding, state unemployment taxes, State Workmen’s Compensation Insurance and similar laws covering the employer-employee relationship. The Executive further acknowledges that he is responsible for the payment of any state or federal income tax or self-employment tax with respect to the payments made to the Executive under this Agreement.

WITNESS the following signatures:

SMITHFIELD FOODS, INC.

By:	/s/ C. Larry Pope
C. Larry Pope
President

By:	/s/ Ray A. Goldberg
Ray A. Goldberg
Chairman, Compensation Committee

EXECUTIVE

By:	/s/ Jospeh W. Luter, III
Joseph W. Luter, III

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